Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 4 to Registration Statement of Semper Paratus Acquisition Corporation (the “Company”) on Form S-1 of our report dated June 9, 2021, except for Note 6, as to which the date is October 7, 2021 and for Note 8, as to which the date is October 22, 2021, which includes an explanatory paragraph as to the Company’s ability to continue to as a going concern, with respect to our audit of the financial statements of the Company as of April 30, 2021 and for the period from April 21, 2021 (inception) through April 30, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

October 28, 2021